Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Highlights Progress on

Strategic Plan and Reaffirms Outlook

at 2019 CAGNY Conference

BOCA RATON, FL. – Feb. 19, 2019 – Mondelēz International will today reiterate its 2019 financial outlook and long-term growth targets at the 2019 Consumer Analyst Group of New York (CAGNY) Conference. Chairman and Chief Executive Officer Dirk Van de Put, together with Chief Financial Officer Luca Zaramella, will provide an update on the growth strategy introduced at the company’s Investor Day in September 2018.

“We have a unique combination of structural advantages and a strategic plan that positions us to lead the future of snacking,” said Van de Put. “I’m encouraged by early results as we implement our new strategy, which enabled us to meet or exceed our financial commitments in 2018.”

“We have entered 2019 with strong momentum, a new commercial structure that is closer to the consumer and clear investment priorities to accelerate growth. Our exceptional people are focused on executing across our three strategic priorities: accelerating growth by becoming consumer-centric in everything we do, driving operational excellence in all areas of our business and building a winning growth culture.”

Leading the Future of Snacking

At the conference, Van de Put will reiterate the company’s mission to lead the future of snacking, an attractive fast-growing market distinct from broader food, which is seeing strong growth across the globe and driving approximately $1.2 trillion in annual consumer spending.

Van de Put will outline the company’s unique structural advantages that enable it to win in snacking. These advantages include leadership positions in high growth categories, powerful global brands and local jewels, a global footprint with scale across geographies, a strong value-chain, and a committed group of talented people.

Van de Put will reiterate the company’s strategic plan to drive accelerated top-line growth by adopting a new, more consumer-centric commercial approach that aims to increase demand for Mondelēz International products, deliver operational excellence across the value chain, and build a winning growth culture in which local commercial teams are aligned in mission, approach and incentives.

Reiterating 2019 Outlook and Long-Term Growth Targets

Mondelēz International reiterated its 2019 outlook, as well as long-term growth targets for:

•	Organic Net Revenue[1] growth of 3 percent plus;

•	High-single digit Adjusted EPS[1] growth at constant currency;

•	Free Cash Flow[1] of $3 billion plus; and

•	Dividend growth outpacing Adjusted EPS growth.

“Our financial results in 2018 demonstrate the power of our portfolio and operational capabilities,” said Zaramella. “We are pleased with our momentum and we enter 2019 focused on executing on our new strategic plan and financial targets. We continue to expect an acceleration of top-line growth, productivity gains and strong free cash flow generation in the years ahead.”

Webcast and Materials

A live audio webcast of today’s presentation will be available in the investors section of the company’s website (www.mondelezinternational.com), and an archived replay of the presentation with accompanying slides will be available on the website following the webcast. The company is live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in approximately 150 countries around the world. With 2018 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Note

1.

Organic Net Revenue, Adjusted EPS, Free Cash Flow and presentation of amounts at constant currency are non-GAAP financial measures. For definitions of these non-GAAP financial measures and how the company uses them to evaluate performance, please refer to “Definitions of the Company’s Non-GAAP Financial Measures” in Exhibit 99.1 to the company’s Form 8-K furnished with the Securities and Exchange Commission on January 30, 2019.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “deliver,” “commitment,” “target,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share and cash flow; the company’s strategic plan to drive accelerated top-line growth by increasing demand for its products, delivering operational excellence and building a winning growth culture; the company’s ability to win in snacking; productivity gains; dividends; the company’s long-term financial targets; and the company’s outlook, including 2019 Organic Net Revenue growth, Adjusted EPS and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; competition; protection of our reputation and brand image; our ability to innovate and differentiate our products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelez International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.